Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of Colonial Realty Limited Partnership on Form S-3 related to the Shelf Registration dated December 11, 1997 (File No. 333-42049) of our report dated January 17, 2000, except for Note 13, as to which the date is February 29, 2000, on our audits of the consolidated financial statements and financial statement schedule of Colonial Realty Limited Partnership as of December 31, 1999 and 1998, and for the years ended December 31, 1999, 1998, and 1997, which report is included in this Form 10-K.


/s/ PricewaterhouseCoopers L.L.P.
PricewaterhouseCoopers  L.L.P.
Birmingham, Alabama
March 30, 2000